CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-226516, 333-229558, 333-236296, 333-256052 and 333-262611) of Sonos, Inc. of our report dated November 23, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
November 23, 2022